Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

For Release	CONTACT:
10/24/06 – 0530 ET	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 58 PERCENT INCREASE IN
2006 THIRD QUARTER DILUTED EPS, RAISES FULL-YEAR EPS
EXPECTATIONS TO $1.58 TO $1.62 FROM $1.38 TO $1.48
     WESTCHESTER, Ill., October 24, 2006 – Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported diluted earnings per share of $0.49 for the third quarter ended September 30, 2006, a 58 percent increase compared with diluted earnings per share of $0.31 a year ago. Net income of $37 million in the third quarter of 2006 rose 60 percent versus $23 million last year.
     Net sales of $674 million in the third quarter of 2006, a record quarterly level, improved 10 percent versus $612 million in the prior-year period. Volumes, currency translations and price/product mix were favorable.
     Gross profit of $112 million in the third quarter of 2006 increased 28 percent versus $88 million a year ago. Gross margins of 16.6 percent in the third quarter of 2006 compared with 14.3 percent in 2005. Similar to the first and second quarters, the Company’s third-quarter gross profit improvement was primarily due to improved pricing in the North American region. Net corn costs in the third quarter were slightly higher than last year, primarily from lower co-product values. Energy costs, as expected, also were higher than a year ago.
     Higher operating expenses primarily resulted from variable incentive compensation, including the cost of stock option expensing, while net financing costs were lower than last year.
     Operating income of $65 million in the third quarter of 2006 increased 24 percent versus $52 million last year.
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Corn Products International – Page 2
     Net financing costs declined 27 percent from last year.
     The tax rate of 34.5 percent in the third quarter of 2006 compared with a tax rate of 44.9 percent a year ago. The variance was driven by the change in the mix between expected US and foreign income in the two years.
     Overall, the Company’s diluted earnings per share increase of 18 cents in the third quarter of 2006 was attributable to 8 cents per share from the effective tax rate, 5 cents per share from volumes, 2 cents per share from operating margins, 2 cents per share from financing costs, and 1 cent per share from foreign currency translation.
     “We are pleased to have achieved quarterly records for earnings and net sales in the third quarter, and look forward to our best year ever in 2006,” said Sam Scott, chairman, president and chief executive officer of Corn Products International.
Regional Business Segment Performance
     Regional results for the quarter ended September 30, 2006 were as follows:
North America
Net sales of $411 million increased 10 percent versus $373 million in 2005, primarily due to favorable volumes and improved price/product mix. Operating income of $38 million rose 64 percent. All three country businesses reported strong increases in net sales and operating income.
South America
Net sales of $170 million increased 9 percent compared with $155 million a year ago. Strong volume growth, along with slightly favorable currency translations, more than offset a reduction in price/product mix. Operating income of $22 million fell slightly versus $23 million in the prior year, but increased sequentially from $17 million in the second quarter of 2006, confirming earlier expectations for improving second half results in the region, particularly in Brazil. The Andean region turned in a strong third-quarter performance.
Asia/Africa
Net sales of $94 million grew 11 percent versus $84 million last year due to higher volumes, as well as currency appreciation, primarily the South Korean won. Price/product mix was unfavorable. Operating income of $15 million improved slightly from $14 million last year. Continuing strong results in Pakistan and an improvement in South Korea drove the increase. Last year’s operating income results included a gain of $1.8 million from a land sale in Malaysia.
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Corn Products International – Page 3
2006 Nine-Month Results
     The Company reported net income of $91 million, or $1.20 per diluted share, for the nine months ended September 30, 2006, compared with net income of $66 million, or $0.87 per diluted share, last year. Significantly improved North American results, coupled with reduced financing costs and a lower tax rate, were the primary factors for the increase.
     Net sales of $1.93 billion grew 9 percent versus $1.77 billion in the prior-year period. Volumes, currency translations and price/product mix were favorable. North America net sales grew 10 percent, South America net sales increased 9 percent and Asia/Africa net sales improved 7 percent.
     The Company’s effective tax rate of 36.5 percent for the nine months of 2006 was lower than 38.5 percent last year, primarily reflecting a change in income mix.
Balance Sheet and Cash Flow
     The Company maintained a strong balance sheet and excellent liquidity as of September 30, 2006. Total debt to capital of 26 percent at September 30, 2006 compared with 28 percent a year ago. Net debt (total debt minus cash) of $450 million at the end of the third quarter of 2006 was essentially unchanged from net debt of $447 million a year ago. Capital expenditures for full-year 2006 are expected to approximate $150 million.
Outlook
     “In view of our strong third quarter, we have raised our EPS expectations for 2006,” said Scott. “We now anticipate a 33 to 36 percent increase in diluted EPS this year, or $1.58 to $1.62, versus our prior guidance of $1.38 to $1.48. This suggests our fourth quarter EPS should be in the range of 38 to 42 cents compared with 31 cents last year.
     “Our North American region clearly remains the driver for most of our operating income improvement in 2006,” he added. “We continue to see a second half recovery in our South American results, a trend we previously expected. Conditions in Brazil are gradually improving. Asia/Africa’s performance is steady.”
     Scott said the new coal-fired boiler at the Company’s Argo facility is up and running. A ribbon-cutting ceremony is scheduled for October 30.
     “Our prior estimate of approximately $10 million to $12 million for new coal boiler start-up expenses has been revised to between $8 million and $10 million,” he noted.
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Corn Products International – Page 4
     Scott disclosed that the Company has signed a stock purchase agreement to acquire Industrial Peru-Derivados del Maiz S.A. – DEMSA, a corn refiner in Peru. The transaction is expected to close by the end of November 2006.
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.457.2642. A replay of the audio call will be available through Friday, November 3 by calling 719.457.0820 and using passcode 5046218.
About the Company
     Marking its 100th anniversary in 2006, Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2005, Corn Products International reported net sales of $2.36 billion with operations in 14 countries at 32 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
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Corn Products International – Page 5
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; stock market fluctuation and volatility; and our ability to maintain sales levels of HFCS in Mexico. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
(In millions, except per share amounts)	2006	2005	%	2006	2005	%

Net sales before shipping and handling costs	$733.4	$663.6	11%	$2,100.3	$1,923.9	9%
Less: shipping and handling costs	59.2	51.6	15%	166.3	149.1	12%

Net sales	$674.2	$612.0	10%	$1,934.0	$1,774.8	9%
Cost of sales	562.0	524.4	7%	1,624.5	1,524.5	7%

Gross profit	$112.2	$87.6	28%	$309.5	$250.3	24%

Operating expenses	49.9	38.3	30%	147.1	117.2	26%
Other income, net	2.2	2.9	-24%	5.4	6.3	-14%

Operating income	$64.5	$52.2	24%	$167.8	$139.4	20%
Financing costs, net	6.6	9.0	-27%	20.7	28.0	-26%

Income before income taxes	$57.9	$43.2	34%	$147.1	$111.4	32%
Provision for income taxes	20.0	19.4		53.7	42.9

	$37.9	$23.8	59%	$93.4	$68.5	36%
Minority interest in earnings	0.9	0.7	29%	2.8	2.4	17%

Net income	$37.0	$23.1	60%	$90.6	$66.1	37%

Weighted average common shares outstanding:
Basic	74.0	74.2		74.0	74.9
Diluted	75.5	75.0		75.4	75.8

Earnings per common share:
Basic	$0.50	$0.31	61%	$1.22	$0.88	39%
Diluted	$0.49	$0.31	58%	$1.20	$0.87	38%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In millions, except share and per share amounts)	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$72	$116
Accounts receivable – net	306	287
Inventories	303	258
Prepaid expenses	14	11
Deferred income tax assets	12	13

Total current assets	$707	$685

Property, plant and equipment – net	1,325	1,274
Goodwill and other intangible assets	371	359
Deferred income tax assets	3	3
Investments	33	11
Other assets	58	57

Total assets	$2,497	$2,389

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	68	57
Deferred income taxes	1	1
Accounts payable and accrued liabilities	386	366

Total current liabilities	$455	$424

Non-current liabilities	107	110
Long-term debt	454 *	471
Deferred income taxes	136	128
Minority interest in subsidiaries	17	17
Redeemable common stock (1,227,000 shares issued and outstanding at September 30, 2006 and December 31, 2005) stated at redemption value	41	29

Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,092,774 issued at September 30, 2006 and December 31, 2005	1	1
Additional paid in capital	1,055	1,068
Less: Treasury stock (common stock; 1,123,835 and 1,528,724 shares at September 30, 2006 and December 31, 2005, respectively) at cost	(29)	(36)
Deferred compensation – restricted stock	—	(1)
Accumulated other comprehensive loss	(242)	(251)
Retained earnings	502	429

Total stockholders’ equity	$1,287	$1,210

Total liabilities and equity	$2,497	$2,389

*	Includes $255 million of senior notes due July 2007 that are expected to be refinanced on a long-term basis.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,
( In millions )	2006	2005
Cash provided by operating activities:
Net income	$91	$66
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	84	79
Increase (decrease) in trade working capital	(76)	12
Other	21	(5)

Cash provided by operating activities	120	152

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(116)	(83)
Payments for investments/acquisitions	(22)	(5)
Other	1	—

Cash used for investing activities	(137)	(88)

Cash used for financing activities:
Payments on borrowings, net	(10)	(30)
Repurchases of common stock, net of issuances	(4)	(24)
Dividends paid	(20)	(18)
Excess tax benefit on stock options exercised	5	—

Cash used for financing activities	(29)	(72)

Effect of foreign exchange rate changes on cash	2	2

Decrease in cash and cash equivalents	(44)	(6)
Cash and cash equivalents, beginning of period	116	101

Cash and cash equivalents, end of period	$72	$95

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2006	2005	%	2006	2005	%
Net Sales
North America	$410.8	$372.5	10%	$1,184.9	$1,082.1	10%
South America	169.6	155.3	9%	476.2	438.6	9%
Asia/Africa	93.8	84.2	11%	272.9	254.1	7%

Total	$674.2	$612.0	10%	$1,934.0	$1,774.8	9%

Operating Income
North America	$37.5	$22.9	64%	$98.8	$46.4	113%
South America	21.8	23.1	-6%	58.1	72.1	-19%
Asia/Africa	14.7	13.9	6%	42.7	43.1	-1%
Corporate	(9.5)	(7.7)	23%	(31.8)	(22.2)	43%

Total	$64.5	$52.2	24%	$167.8	$139.4	20%

II. Estimated Sources of Diluted Earnings Per Share for the Three and Nine Months Ended September 30
The following is a list of the major items that impacted our third quarter results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three	Nine
	Months	Months
Diluted Earnings Per Share — September 30, 2005	$0.31	$0.87
Change
Volumes	0.05	0.11
Operating margin	0.02	0.06
Foreign currency translation	0.01	0.06
Financing costs	0.02	0.06
Minority interest	—	(0.01)
Effective tax rate	0.08	0.04
Shares outstanding	—	0.01

Net change	0.18	0.33

Diluted Earnings Per Share — September 30, 2006	$0.49	$1.20

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2006 and 2005, were $40 million and $29 million, respectively.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at September 30, 2006 and December 31, 2005 are as follows:
Total Debt to Capitalization Percentage

	September 30,	December 31,
(Dollars in millions)	2006	2005
Short-term debt	$68	$57
Long-term debt	454	471

Total debt (a)	$522	$528

Deferred income tax liabilities	136	128
Minority interest in subsidiaries	17	17
Redeemable common stock	41	29
Stockholders’ equity	1,287	1,210

Total capital	$1,481	$1,384

Total debt and capital (b)	$2,003	$1,912

Debt to capitalization percentage (a/b)	26.1%	27.6%